PROSPECTUS	Pricing Supplement No. 3660
Dated August 31, 2001	Dated September 25, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	Nos. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: September 25, 2001

Settlement Date (Original Issue Date): September 28, 2001

Maturity Date: May 28, 2003

Principal Amount (in Specified Currency): USD 1,000,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.0330%

Net Proceeds to Issuer (in Specified Currency): USD 999,670,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month USD LIBOR flat

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate Notes)
Page 2
Pricing Supplement No. 3660
Dated September 25, 2001
Rule 424(b)(3)-Registration Statement
Nos.333-40880 and 333-66560

Interest Payment Period: Monthly

Interest Payment Dates: On the 28th day of each month, commencing October 28, 2001.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR flat.

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

CUSIP No: 36962GWT7

ISIN No. US36962GWT74

Common Code: 013663025

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual Redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

(Floating Rate Notes)
Page 3
Pricing Supplement No. 3660
Dated September 25, 2001
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Indexed Notes:

Currency Base Rate: N/A

Additional Information:

General.

At June 30, 2001, the Company had outstanding indebtedness totaling $197.988 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2001 excluding subordinated notes payable after one year was equal to $197.290 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

			Year Ended December 31,		Six Months Ended June 30, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.0330% of the principal amount of the Notes.